Exhibit 10.2

FIRST AMENDMENT TO SEPARATION AND CONSULTING AGREEMENT

THIS FIRST AMENDMENT TO SEPARATION AND CONSULTING AGREEMENT (this “First Amendment”) is made and entered into as of the 13th day of November 2014, by and between Ian H. Fay (“Consultant”) and ZaZa Energy Corporation (the “Company”).

1.             Restatement of Separation and Consulting Agreement.  Except as stated herein, Consultant and the Company agree to restate and fully incorporate by reference herein the terms and conditions of the Separation and Consulting Agreement dated May 19, 2014 (the “Separation Agreement”), between the parties.

2.             Revisions to Sections 1 and 3 of Separation Agreement.  Sections 1 and 3 of the Separation Agreement are hereby amended to provide that no later than November 13, 2014, the Company shall pay to Consultant the lump sum of $487,500 (five hundred thirty-seven thousand, five hundred dollars) (the “Lump Sum Payment”).  Consultant shall be solely responsible for paying any income and other taxes associated with the Lump Sum Payment, and he agrees to indemnify and hold the Company harmless relating to any penalties, fines, judgments, attorneys’ fees, costs, or other financial obligations relating to his non-payment of income and other taxes relating to the Lump Sum Payment.  Consultant agrees and acknowledges that, except as provided for in Paragraph 3 of this First Amendment, the Lump Sum Payment is in complete satisfaction, and shall be made in lieu, of all other payments, monies and benefits that are otherwise or may be due to Consultant under the terms of the Separation Agreement and/or the parties’ Employment Agreement dated September 11, 2012 (the “Employment Agreement”), including but not limited to, the Consulting Fee, the payments referenced in Section 3 of the Separation Agreement, and any other payments, monies and benefits that are referenced in or relate to the Separation Agreement or Employment Agreement.

3.             Revision to Section 2 of Separation Agreement.  Section 2 of the Separation Agreement is hereby amended to provide that the Stock Grant shall vest in full no later than November 21, 2014, and that Consultant is no longer an insider or Access Person and shall no longer be subject to the Company’s Securities Trading Policy.  Consultant shall be solely responsible for any income and other tax consequences associated with the Stock Grant, and he agrees to indemnify and hold the Company harmless relating to any penalties, fines, judgments, attorneys’ fees, costs, or other financial obligations relating to his non-payment of income and other taxes relating to the Stock Grant.

4.             Termination of Consulting Arrangement.  Effective immediately, the parties’ consulting arrangement, as articulated in the Separation Agreement, is terminated.

5.             No Other Payments or Benefits.  Consultant agrees and acknowledges that except for the Lump Sum Payment and the Stock Grant, he is not entitled to any payment or benefits from the Company, and he expressly waives any and all rights to such payments and benefits.

[SIGNATURES APPEAR ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the undersigned have executed this First Amendment as of the date first above written.

ZAZA ENERGY CORPORATION

/s/ Paul Jansen
By: PAUL JANSEN
CHIEF FINANCIAL OFFICER

CONSULTANT

/s/ Ian H. Fay
IAN H. FAY